LANDLORD'S CONSENT TO SUBLEASE

THIS LANDLORD'S CONSENT TO SUBLEASE (this "Consent") is made as of May 26, 2021, by and between ENERGY TOWER III INVESTMENTS LTD, a Texas limited partnership ("Landlord") and FMC TECHNOLOGIES, INC., a Delaware corporation, as successor-in-interest to Technip USA, Inc. ("Tenant") and ENGlobal U.S., Inc., a Texas corporation ("Subtenant"), with reference to the following recitals:

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated as of April 17, 2013, as amended (the "Master Lease"), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 428,831 square feet more particularly described in the Master Lease (the "Tenant's Premises") in the Energy Tower III building located at 11740 Katy Freeway, Houston, Texas 77079.

B. Tenant has asked Landlord to consent to the subletting of a portion of the Tenant's Premises to Subtenant, pursuant to the Sublease dated May 20, 2021, by and between Tenant and Subtenant (the "Sublease"), a copy of which is attached hereto as **Exhibit A**.

NOW, THEREFORE, Landlord hereby consents to the Sublease of the Premises to Subtenant as indicated by the signature below, such consent being subject to and upon the following terms and conditions (including, without limitation, receipt by Landlord of the Administrative Fee (as defined below)), to each of which, Landlord, Tenant and Subtenant expressly agree:

1. This Consent shall not release and/or discharge Tenant from any of its obligations under the terms of the Master Lease, and Tenant shall be and remain fully responsible under the Master Lease. Without limiting the generality of the foregoing, Tenant shall be required to obtain Landlord's consent, to the extent required by the Master Lease, for any alterations and/or improvements to the Tenant's Premises required or permitted by the Sublease. Landlord and Tenant do hereby ratify and confirm the Master Lease and agree and acknowledge that it continues as the valid and enforceable obligation between Landlord and Tenant, according to the terms set forth in the Master Lease, despite the execution of the Sublease and this Consent thereto. The Sublease is subject and subordinate to the Master Lease.

2. Termination of the Master Lease and/or Tenant's possession of the Tenant's Premises shall likewise automatically terminate the Sublease and/or Subtenant's possession of the Tenant's Premises.

3. This consent by Landlord to the Sublease shall not constitute a waiver of the consent requirement for any future subletting or assignment, including, without limitation, any further subletting of the Tenant's Premises to Subtenant pursuant to the "Right of First Refusal" provision contained in Section 38 of the Sublease. It is further understood that all obligations required to be performed and all services required to be provided by Landlord under the Master

Lease shall run to the benefit of Tenant only and as such can be enforced or called upon by only Tenant. Landlord shall have no responsibility or liability to the Subtenant by virtue of this Consent, or otherwise, to perform any such obligation or provide any such services whatsoever, except as provided herein.

4. Tenant shall pay to Landlord $1,500.00 (the "Administrative Fee") on or before the Effective Date as an administrative fee to compensate Landlord for expenses incurred in connection with the preparation of this Consent, including, without limitation, Landlord's attorney's fees and expenses. Notwithstanding the payment of such Administrative Fee, Landlord's attorney represents Landlord only, and Tenant and Subtenant acknowledge that Landlord's attorney does not represent them.

5. Tenant and Subtenant agree to indemnify and hold harmless Landlord from and against any and all claims of any real estate broker or agent or other such parties claiming by, through or under them in connection with the negotiation of the Sublease.

6. It is specifically understood and agreed that although Landlord consents to the Sublease, Landlord is not a party to such Sublease and is therefore not liable to Subtenant or Tenant under such Sublease.

7. This Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of Texas, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES ON FOLLOWING PAGE]

LANDLORD:

ENERGY TOWER III INVESTMENTS LTD, a Texas limited partnership

By: ENERGY TOWER III INVESTMENTS GP LLC, a Texas limited liability company, its general partner

By: ____________________
Name: ____________________
Title: ____________________

WE AGREE TO AND BE BOUND BY THE ABOVE LANDLORD'S CONSENT BY AND BETWEEN ENERGY TOWER III INVESTMENTS LTD ("LANDLORD"), FMC TECHNOLOGIES, INC. ("TENANT") AND ENGLOBAL U.S., INC. ("SUBTENANT"):

TENANT: FMC TECHNOLOGIES, INC., a Delaware corporation

By: ____________________
Name: David Gryder
Title: Real Estate Project Manager

SUBTENANT: ENGLOBAL U.S., INC., a Texas corporation

By: ____________________
Name: Roger Westerlind
Title: President

ENGLOBAL LEGAL May 26, 2011 APPROVED

Exhibit A

APPROVED FORM OF SUBLEASE

[SEE FOLLOWING __ PAGES]

ENGLOBAL
LEGAL
May 26, 2021
APPROVED

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the "**Sublease Agreement**") is entered into by and between **FMC Technologies, Inc.,** as successor-in-interest to Technip USA, Inc. ("**Sublandlord**") and **ENGlobal U.S., Inc.**, a Texas corporation ("**Subtenant**") and shall be effective on May 20 , 2021 (the "**Effective Date**"); subject to the consent of Landlord as provided in **Paragraph 32** below.

RECITALS:

A. Technip USA, Inc. and Energy Tower III Investments, LTD, a Texas limited partnership (formerly I-10 Energy Investments, LTD) ("**Landlord**") are parties to that certain Office Lease Agreement dated as of April 17, 2013, a copy of which is attached hereto as Exhibit A and incorporated herein by reference for all purposes (the "**Base Lease**"), pursuant to which Landlord leased to Sublandlord and Sublandlord leased from Landlord those premises (the "**Leased Premises**") comprised of approximately 428,831 square feet of Net Rentable Area, in the building located at 11740 Katy Freeway, Houston, Harris County, Texas 77079 and known as Energy Tower III (the "**Building**") as more particularly described and on the terms and conditions set forth in the Base Lease.

B. Sublandlord is currently in possession of the Leased Premises under the terms and provisions of the Base Lease.

C. The Base Lease has been amended per the First Amendment to the Lease dated July 1, 2014.

D. Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord approximately 26,006 square feet of Net Rentable Area being the entirety of the eleventh (11th) floor of the Building, as depicted on the floor plan attached hereto as Exhibit B (the "**Subleased Premises**").

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used but not expressly defined herein shall have the meanings ascribed to such terms in the Base Lease, unless the context requires otherwise.

2 Agreement to Sublease. Sublandlord hereby subleases to Subtenant, and Subtenant hereby accepts and subleases from Sublandlord, upon and subject to the covenants, agreements, terms, provisions and conditions of this Sublease Agreement, the Subleased Premises.

3. Sublease Term. The term of this Sublease Agreement (the "**Sublease Term**") shall commence on the earlier to occur of: (i) the date Subtenant begins standard business operations of any kind within the Subleased Premises or (ii) 45 days after receipt of Landlord consent. (the "**Sublease Commencement Date**") and shall expire on the earlier to occur of (a) 11:59 PM on January 30, 2029 (the "**Expiration Date**") or (b) the earlier expiration or termination of the Base Lease, unless sooner terminated pursuant to the terms of this Sublease Agreement. Notwithstanding the foregoing, Subtenant

shall have the right to access the Subleased Premises on the Delivery Date and prior to the Commencement Date, at no cost or expense to Subtenant (unless Sublandlord incurs any charges during such time period due to Subtenant's activities in the Subleased Premises) for the sole purpose of installing Subtenant's wiring, cabling, IT systems, furniture, fixtures and equipment and other items related to Subtenant's preparation of the Subleased Premises for business operations, provided Subtenant provides Sublandlord with not less than one business day prior written notice of such entry. Upon the expiration or earlier termination of this Sublease Agreement, Subtenant shall immediately surrender possession of the Subleased Premises, in good condition and repair and in broom clean condition, ordinary wear and tear excepted. With respect to any fixtures, equipment, alterations, improvements or additions made or installed in the Subleased Premises by Subtenant during the Sublease Term, including but not limited to any demising walls (but excluding any and all wiring and cabling installed by Subtenant, as to which Subtenant may leave in place), Subtenant shall remove the same and restore the Subleased Premises to the condition it was in on the Effective Date, reasonable wear and tear excepted, but only to the extent such removal is required of Sublandlord by Landlord and/or under the terms of the Base Lease. Subtenant shall repair any damage occasioned by its removal of any such matter at its own expense, and in default thereof, Sublandlord or Landlord may effect such removal and repair, and Subtenant shall pay the cost thereof to the party effecting such removal or repairs upon demand. Subtenant shall indemnify and hold Sublandlord from and against any and all claims, losses, expenses or damages, including, without limitation, reasonable attorneys' fees and disbursements, arising out of or resulting from any failure of Subtenant to restore the Premises. Under no circumstances shall Subtenant be permitted to retain possession of the Subleased Premises after the expiration or earlier termination of the Sublease Term. In the event of any holdover Subtenant shall be deemed a tenant at sufferance, subject to immediate eviction and Subtenant shall be responsible for any and all costs incurred by Sublandlord for such holdover and pay 150% of the Base Rent and Additional Rent in effect for the month prior to such holdover. Further, Subtenant shall (a) indemnify, defend (with counsel reasonably acceptable to Sublandlord) and hold harmless the Sublandlord from and against all claims, expenses, losses and damages asserted against the Sublandlord, including, without limitation, reasonable attorneys' fees and disbursements, arising out of or resulting from Subtenant's continued holdover of the Subleased Premises in default of the Sublease and to the extent of such default or for any damage to the Premises or furniture.

4. Delivery/Acceptance of the Subleased Premises. Sublandlord shall deliver the Subleased Premises to Subtenant after full execution of this Sublease and receipt of Landlord consent (the "**Delivery Date**"), broom clean and in their then current AS-IS condition, together with those items of FF&E described in **Paragraph 5**, below. It is expressly stipulated, acknowledged and agreed that Sublandlord shall not be obligated to make any improvements or alterations to the Subleased Premises whatsoever prior to the delivery of same to Subtenant. NO REPRESENTATIONS OR WARRANTIES, EXCEPT AS MAY BE EXPRESSLY CONTAINED HEREIN, HAVE BEEN MADE TO SUBTENANT RESPECTING THE CONDITION OF THE SUBLEASED PREMISES. SUBTENANT HEREBY ACKNOWLEDGES AND AGREES: (A) THAT SUBTENANT HAS INSPECTED THE SUBLEASED PREMISES AND WILL ACCEPT SUCH SUBLEASED PREMISES ON THE SUBLEASE COMMENCEMENT DATE IN THEIR THEN CURRENT "AS IS, WHERE IS" CONDITIONS, WITH ALL FAULTS AND DEFECTS; AND (B) THE SUBLEASED PREMISES ARE SUITABLE FOR THE PURPOSES FOR WHICH THEY ARE BEING SUBLEASED. THE TAKING OF POSSESSION OF THE SUBLEASED PREMISES BY SUBTENANT SHALL CONSTITUTE SUBTENANT'S ACKNOWLEDGMENT THAT THE SUBLEASED PREMISES ARE IN SATISFACTORY CONDITION.

5. Sublandlord's FF&E. During the Sublease Term, Subtenant, at no additional cost, shall be entitled to use all furniture, fixtures and equipment owned by Sublandlord and currently located in the Subleased Premises (the "**FF&E**"), which FF&E is itemized on Exhibit C attached hereto. During the Sublease Term, Subtenant shall maintain the FF&E in good condition and repair and upon expiration of the Sublease Term, shall return the FF&E to Sublandlord in good condition and repair, ordinary wear and tear excepted. Upon the Expiration Date, provided Subtenant has complied with all terms of the Sublease and no Event of Default exists, Subtenant shall have the right to purchase the FF&E via Bill of Sale for $1.00. In addition to the foregoing, Sublandlord shall provide Subtenant with unfettered access to Sublandlord's IT room in order to install, operate and maintain Subtenant's IT systems and assets, and Sublandlord grants Subtenant the right, subject to Landlord consent, to make alterations to such room as needed to effect such installation, operation and maintenance.

6. Cubicles and Desks. Sublandlord agrees, by the Sublease Commencement Date and at no expense to Subtenant, to furnish and install per attached floor plan (Exhibit B) office desks and cubicles within the Subleased Premises in quantities and locations acceptable to Subtenant. Such office desks and cubicles shall remain available for Subtenant's use throughout the Sublease Term and shall be returned to Sublandlord in the same condition as received on the Sublease Commencement Date, standard wear and tear excepted.

7. Use of Subleased Premises. The Subleased Premises shall only be used for general office purposes as provided in the Base Lease. Further, Subtenant's use of the Subleased Premises shall be subject to all other express restrictions and conditions set forth in the Base Lease. Subtenant and Sublandlord shall comply with all laws, ordinances, rules and regulations governing such use, whether the same are issued by a governmental or quasi-governmental agency or by the Landlord for the health, safety or wellbeing of the tenants in the Building.

8. Rent.

(a) **Base Rent**. Commencing on the Sublease Commencement Date and continuing thereafter throughout the Sublease Term, Subtenant shall pay Sublandlord, as rental for the use and enjoyment of the Subleased Premises, monthly installments of base rent ("**Base Rent**") in the amounts set forth below, monthly, in advance, on the first day of each calendar month during the Sublease Term, at the address of Sublandlord for notices set forth in **Paragraph 22** below (or such other address as Sublandlord may designate in a written notice delivered to Subtenant), without notice or demand and without any setoff, abatement or counterclaim. Within ten (10) days after the Effective Date, Subtenant shall pay Sublandlord the first installment of Base Rent and the Security Deposit, a total of $87,185.11 ($27,089.58 first month's Base Rent due + Security Deposit), which shall be applied to the first monthly installment due and payable hereunder. In the event the Sublease Rent Commencement Date or the expiration or termination date of the Sublease Term shall occur on a date other than the first or last of the month, as applicable, the first and/or last month's installment of Base Rent and Additional Rent shall be prorated appropriately. All sums of money required to be paid by Subtenant under this Sublease Agreement, including Base Rent, Additional Rent and any adjustments thereto as provided hereinbelow shall be considered rent (and are sometimes collectively referred to herein as "**Rent**") whether or not specifically designated as such.

Base Rent:

Period:	Monthly Installment:	Annual Base Rent (NNN):	Annual Rate/psf (NNN):

Month 1 – Month 8*	$ 0.00	$ 0.00	$ 0.00
Month 9 – Month 20	$ 27,089.58	$ 325,075.00	$ 12.50
Month 21 – Month 32	$ 28,173.17	$ 338,078.00	$ 13.00
Month 33 – Month 36*	$ 0.00	$ 0.00	$ 0.00
Month 37 – Month 48	$ 29,256.75	$ 351,081.00	$ 13.50
Month 49 – Month 60	$ 30,340.33	$ 364,084.00	$ 14.00
Month 61 – Month 72	$ 31,423.92	$ 377,087.00	$ 14.50
Month 73 – Month 84	$ 32,507.50	$ 390,090.00	$ 15.00
Month 84 – Expiration Date	$ 33,591.08	$ 403,093.00	$ 15.50

**Months 1-8 and 33-36 shall be free of Additional Rent in addition to Base Rent*

(b) **Additional Rent**. In addition to Subtenant's obligation to pay the Base Rent described above, throughout the Sublease Term Subtenant shall also pay to Sublandlord all of Sublandlord's Pro Rata Share of Building Operating Expenses allocable to the Subleased Premises payable by Sublandlord to Landlord under the Base Lease ("**Additional Rent**"), subject to the same limitations and exclusions contained therein; Subtenant shall make all such payments of Additional Rent in monthly installments together with its payment of Base Rent in the manner prescribed in the Base Lease. Subtenant shall not owe any Additional Rent for the periods of Month 1 – Month 8 and Month 33 - 36. Subtenant shall have a right to audit the Building Operating Expenses in accordance with and subject to the terms and conditions of the Base Lease. Operating Expenses for the Building for 2021 are currently estimated at $12.23/RSF.

All Base Rent, Additional Rent and any other amounts or any portion thereof not paid by Subtenant to Sublandlord within ten (10) days of when due shall be subject to a late charge (to compensate Sublandlord for the added administrative expense caused by such late payment) equal to three percent (3.0%) of such amount which Subtenant failed to pay timely. Notwithstanding the foregoing, Subtenant shall be entitled to a written notice and a five (5) business day cure period on one (1) occasion during any twelve (12) month period during the Sublease Term before such late fee is assessed.

9. <u>Security Deposit</u>. Within ten (10) days of receipt of Landlord's consent to this Sublease Agreement, Subtenant shall deposit $60,095.53 (the "**Security Deposit**") with Sublandlord to secure Subtenant's performance of its obligations hereunder. If Subtenant defaults hereunder, then Sublandlord may, without prejudice to Sublandlord's other remedies, apply part or all of the Security Deposit to cure Subtenant's default. If Sublandlord so uses part or all of the Security Deposit, Subtenant shall, within ten (10) days after written demand, pay Sublandlord the amount necessary to restore the Security Deposit to its original amount. Sublandlord shall not be required to pay any interest on said Security Deposit, and Sublandlord may commingle the Security Deposit with other funds. If Sublandlord assigns its interest in the Base Lease, the Security Deposit shall be transferred to the transferee and Sublandlord shall be relieved of any further liability in relation to the Security Deposit. Upon the termination of this Sublease Agreement, Sublandlord may use the Security Deposit to cure any defaults of Subtenant or to reimburse Sublandlord for expenses of repairing, restoring or cleaning the Subleased Premises. In the event all or any portion of the Security Deposit remains after paying for such items, the remaining amount shall be returned to Subtenant within sixty (60) days of the expiration of this Sublease Agreement.

10. Alteration of Subleased Premises Prohibited. Subtenant shall not alter, modify or improve the Subleased Premises except (a) in strict compliance with the terms and conditions of this Sublease Agreement and the Base Lease and (b) with Sublandlord's and Landlord's prior written consent, which consent of Sublandlord shall not be unreasonably withheld or delayed. Sublandlord hereby gives its consent to Subtenant for Subtenant's plans (as of the Effective Date) to modify and expand the IT room, modify offices and/or conference rooms, and build a reception area within the Subleased Premises. Sublandlord shall not be responsible for any supervision and/or overhead costs associated with the Subtenant's alterations. Subtenant shall not be charged for: parking, hoists, freight elevators, access to loading docks, utilities, or temporary HVAC during construction or Subtenant's move into the Building unless the same is incurred by Sublandlord, in which case Sublandlord shall pass through to Subtenant. Subtenant will have the right to use reputable contractors, architects and engineers of Subtenant's selection for the design and construction of any of Subtenant's alterations or improvements, subject to the Base Lease and with Sublandlord's and Landlord's prior written consent, which consent of Sublandlord shall not be unreasonably withheld or delayed. Subtenant shall be responsible for the removal of any additional improvements made by Subtenant unless determined otherwise by Landlord.

11. Assumption of Obligations of Base Lease. Subtenant covenants and agrees that it shall assume and comply with all of the terms and provisions of the Base Lease that are to be performed or observed by Sublandlord as tenant under the Base Lease during the Sublease Term, to the extent such provisions pertain to the Subleased Premises only, including but not limited to Sublandlord's indemnification and insurance obligations set forth in **Article 9** of the Base Lease, or otherwise. With respect to the insurance obligations assumed by Subtenant for the benefit of Sublandlord, Subtenant further agrees to be bound to Sublandlord by all of the terms of the Base Lease and to assume toward Sublandlord and perform all of the obligations and responsibilities that Sublandlord, by the Base Lease, assumes toward the Landlord, to the extent such obligations and responsibilities pertain to the Subleased Premises only (except as expressly provided otherwise in this Sublease Agreement).

12. Sublandlord's Performance Under the Base Lease. Sublandlord agrees that it shall (a) remain liable for and shall pay directly to Landlord all of its monetary obligations under the Base Lease including, without limitation, the payment of Rent, except for any additional or special services and/or allowances requested by Subtenant including, without limitation, after hours air conditioning or heat, electric services, and the cost for reserved parking spaces if applicable under **Paragraph 33** below, which Subtenant shall reimburse to Sublandlord upon demand by Sublandlord, if payable by Sublandlord to Landlord and (b) use its commercially reasonable efforts to reasonably enforce Landlord's performance of Landlord's obligations under the terms of the Base Lease.

13. No Enlargement of Rights. To the extent Sublandlord has or is granted any rights to extend the term of the Base Lease or expand the Leased Premises pursuant to any renewal option, right of first refusal, or otherwise, or is granted any right to terminate the Base Lease prior to the expiration of the Base Lease Term, or is granted any rights with respect to the Building's monument sign, the same are expressly excluded from this Sublease Agreement and shall not pass to Subtenant.

14. Indemnification. Subject to the provisions of **Paragraph 18** below, and without regard to the policy limits of any insurance, Subtenant shall protect, indemnify, defend and hold harmless all Sublandlord and Landlord and their respective affiliates from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against or suffered or incurred by Sublandlord and/or Landlord (including their

respective affiliates) directly or indirectly by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against Sublandlord and/or Landlord (including their respective affiliates), for damage, loss or expense, which arise out of, are occasioned by, or are in any way attributable to or related to the following: (i) Subtenant's use or occupancy of the Subleased Premises; (ii) the conduct of Subtenant's business at the Subleased Premises; (iii) any activity, work or thing done or permitted by or on behalf of Subtenant or its agents, contractors or subtenants in or about the Subleased Premises; (iv) the condition of the Subleased Premises; (v) any breach or default in the performance of any obligation to be performed by Subtenant under the terms of this Sublease or arising from any act, neglect, fault or omission of Subtenant or Subtenant's representatives; or (vi) the Subleased Premises or any accident, injury to or death of any person or damage to any property howsoever caused in or on the Subleased Premises, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of Sublandlord and/or Landlord.

Sublandlord shall protect, indemnify, defend and hold harmless Subtenant from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against or suffered or incurred by Subtenant directly or indirectly by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against any Subtenant, for damage, loss or expense, which arise out of, are occasioned by, or are in any way attributable to or related to the gross negligence or willful misconduct of Sublandlord.

The provisions of this **Paragraph 14** shall survive the expiration or termination of this Sublease Agreement.

15. Assignment and Subletting. Subtenant shall not assign the Sublease or sublease all or any portion of the Subleased Premises unless it has received the written consent of Landlord and Sublandlord.

16. Default. The happening of any one, or more, of the following events shall be an "**Event of Default**" under this Sublease Agreement:

(a) Subtenant fails or refuses to pay when due any installment of Base Rent, Additional Rent, or any other amounts due from Subtenant to Sublandlord when due hereunder, or within the time period prescribed in the Base Lease and such failure or refusal continues for more than ten (10) days after written notice from Sublandlord; *provided*, however, that Sublandlord shall not be obligated to provide such written notice more than two (2) times during any consecutive twelve (12) month period prior to such subsequent failure's becoming an Event of Default; or

(b) Subtenant fails or refuses to perform or observe any other term, covenant, or provision of this Sublease or the Base Lease, and such failure or refusal continues beyond the time period prescribed herein or in the Base Lease; or

(c) Any act or omission of Subtenant which constitutes or results in an Event of Default under the Base Lease; or

(d) Subtenant's assignment of this Sublease Agreement or sublease of all or any portion of the Subleased Premises in violation of **Paragraph 15** above; or

(e) Subtenant becomes bankrupt or insolvent or files any debtor proceedings or takes or has taken against it in any court, pursuant to any statute, either of the United States or of

any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Subtenant's property and such petition shall not be dismissed within thirty (30) days following such filing; or if Subtenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; or if Subtenant shall suffer this Sublease to be taken under any writ of execution.

Upon an Event of Default, Sublandlord may exercise all rights and remedies provided to Landlord related to the Subleased Premises under the Base Lease for a default thereunder and any and all rights and remedies available at law or in equity, including, but not limited to, declaring this Sublease Agreement terminated, and Sublandlord may immediately or at any time thereafter re-enter the Subleased Premises and remove all persons therefrom with or without legal process, and without prejudice to any of its other legal rights, and all claims for damages by reason of any re-entry or eviction proceedings or proceedings by way of sequestration or any other legal proceedings which Sublandlord may employ to recover unpaid rents or possession of the Subleased Premises are expressly waived. In addition, without limiting the foregoing, in the event Sublandlord reasonably believes that Subtenant's failure to cure a breach under subparagraph (b) above shall cause a default by Sublandlord to occur under the Base Lease, Sublandlord shall specifically have the right, upon giving Subtenant not less than five (5) days prior written notice thereof (or such lesser time as may be required in the event of an emergency or to avoid the occurrence of an event of default under the Base Lease), to cure such breach or default and be reimbursed by Subtenant for all reasonable expenses actually incurred by Sublandlord in connection therewith upon demand and presentation of invoices therefor. All rights and remedies of Sublandlord herein enumerated shall be cumulative and none shall exclude any other right or remedy allowed by law or in equity, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises. Subtenant further agrees that any notice of default received by Subtenant from Landlord shall be deemed a notice from Sublandlord and the time periods specified herein shall begin to run from the earliest date of notice received by Subtenant.

17. Relationship of Parties. In the event Subtenant has any matters which would normally be discussed with a landlord, Subtenant agrees to contact Sublandlord directly to address such matters. Sublandlord agrees to use commercially reasonable efforts to enforce Landlord's obligations under the Base Lease in the event of a default by Landlord thereunder, or if Subtenant requests in writing Sublandlord's support in acquiring services from Landlord pursuant to the Base Lease, provided that Sublandlord shall not be required to incur any costs or expenses or pursue any legal action against the Landlord. Subtenant also acknowledges that all of the covenants and obligations of Sublandlord hereunder are expressly subject to the terms and conditions of the Base Lease.

18. Waiver of Subrogation. Notwithstanding anything in this Sublease Agreement to the contrary, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other, its officers, directors, members, employees, or agents for any damage to their respective property located in the Subleased Premises arising from any risk required to be covered hereunder or under the Base Lease by fire and extended coverage insurance, regardless of cause or origin, including the negligence of Sublandlord, Subtenant and such parties' respective officers, directors, members, employees, or agents, and each covenants that no insurer or other third party shall hold any right of subrogation against such other party or account thereof. The provisions of this **Paragraph 18** shall survive the expiration or termination of this Sublease Agreement.

19. Brokers' Commissions. Subtenant acknowledges that CBRE, Inc. (Sanford Criner, Graham Horton and Mark Reilly) ("**Sublandlord's Broker**") is representing the Sublandlord regarding

this Sublease Agreement. Additionally, Subtenant warrants and represents that it has not dealt with any real estate broker, agent and/or salesperson in connection with the negotiation or execution of this Sublease Agreement on its behalf other than Jackson & Cooksey, Inc. d.b.a. Newmark (Reggie Beavan, John Luck and Audrey Selber) ("**Subtenant's Broker**"). Sublandlord shall pay to Subtenant's Broker and Sublandlord's Broker a commission pursuant to separate written agreements between such parties. Subtenant agrees to defend, indemnify and hold harmless the Sublandlord from and against any and all costs, expenses, attorneys' fees or liability for any compensation, commission and charges claimed by any other real estate broker, agent and/or salesperson due to acts of Subtenant or Subtenant's representatives. Sublandlord agrees to defend, indemnify and hold harmless the Subtenant from and against any and all costs, expenses, attorneys' fees or liability for any compensation, commission and charges claimed by any other real estate broker, agent and/or salesperson due to acts of Sublandlord or Sublandlord's representatives.

20. Care of the Subleased Premises by Subtenant. Subtenant covenants and agrees that it shall maintain and repair the Subleased Premises in the manner required of Sublandlord under the Base Lease and shall not commit or allow any waste to be committed on any portion of the Subleased Premises. At the expiration or earlier termination of this Sublease Agreement, Subtenant shall deliver up the Subleased Premises to Sublandlord in "broom clean" condition and in good condition and repair, reasonable wear and tear excepted and in the condition required under the Base Lease and this Sublease Agreement. If Subtenant performs any work or makes any alterations to the Subleased Premises, Subtenant shall, if required by Sublandlord or Landlord, bring the Subleased Premises back to the condition the Subleased Premises were delivered to Subtenant, reasonable wear and tear excepted.

21. Incorporation of Additional Base Lease Terms. To the extent not otherwise inconsistent with the agreements and understandings expressed in this Sublease Agreement, all the terms, provisions, covenants and conditions of the Base Lease are hereby incorporated into this Sublease Agreement by reference as fully as if completely reproduced herein, and;

(a) In any case where Landlord reserves the right to enter the Subleased Premises, said right shall inure to the benefit of Sublandlord as well as to Landlord;

(b) Subtenant hereby expressly assumes and agrees (i) to perform all of the terms, obligations, covenants and conditions to be performed by Sublandlord pursuant to the Base Lease, with respect to the Subleased Premises, and (ii) not to do, suffer or permit anything to be done which would result in an Event of Default under the Base Lease or cause the Base Lease to be terminated or forfeited;

(c) Sublandlord agrees to promptly provide Subtenant copies of all notices which Sublandlord may receive from Landlord which affect the Subleased Premises;

(d) Subtenant agrees to promptly provide Sublandlord copies of all notices which Subtenant may receive from Landlord which affect the Subleased Premises; and

(e) In all cases where Landlord is to be indemnified by Sublandlord under the Base Lease against certain damages, costs and expenses, Subtenant shall indemnify Sublandlord for the same as if the indemnity provisions under the Base Lease applied to Subtenant and Sublandlord instead of Sublandlord and Landlord.

22. Notice. Any notice, demand, request, consent, approval or communication that either party desires or is required to give to the other party or any other person hereunder shall be in writing and either served personally or sent by certified mail, return receipt requested addressed to the other party at the address set forth below. Notice shall be deemed delivered upon depositing same with the United States Postal Service if mailed as provided in this paragraph or on the date actually received if made by personal delivery.

If to Sublandlord:	FMC Technologies, Inc. 13460 Lockwood Road, Houston, Texas, 77044 Attention: Sean McBeth
With a copy to:	JLL 1400 Post Oak Blvd., Suite 1100 Houston, Texas, 77056 Attention: Mark Reilly
If to Subtenant Prior to Sublease Commencement Date:	ENGlobal U.S., Inc. 654 North Sam Houston Parkway East, Suite 400 Houston, Texas 77060 Attention: Roger Westerlind
After Sublease Commencement Date:	The Subleased Premises

Either party may change its address for notice by notice to the other party as provided herein.

23. Governing Law. This Sublease Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

24. Severability. In the event that any one or more of the provisions contained in this Sublease Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof; and this Sublease Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

25. Attorneys' Fees & Costs. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Sublease Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party.

26. Amendments. This Sublease Agreement may not be altered, changed or amended, except by an instrument in writing executed by Sublandlord and Subtenant.

27.(a) **NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY AND SPECIFICALLY PROVIDED IN THIS SUBLEASE AGREEMENT, SUBTENANT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT SUBLANDLORD HAS MADE NO REPRESENTATIONS OR WARRANTIES TO SUBTENANT AS TO THE USE OR CONDITION OF THE SUBLEASED PREMISES OR THE FF&E OR AS TO THE ADEQUACY THEREOF, EITHER EXPRESS, IMPLIED, OR BY OPERATION OF LAW, AND SUBLANDLORD EXPRESSLY DISCLAIMS ANY**

REPRESENTATION OR WARRANTY THAT THE SUBLEASED PREMISES ARE SUITABLE FOR SUBTENANT'S INTENDED COMMERCIAL PURPOSE OR ANY OTHER IMPLIED WARRANTY REGARDING THE SUBLEASED PREMISES. IN ADDITION, EXCEPT AS HEREIN EXPRESSLY PROVIDED, SUBTENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT SUBTENANT'S OBLIGATION TO PAY BASE RENT, ADDITIONAL RENT, OR ANY OTHER SUMS DUE HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE SUBLEASED PREMISES OR THE PERFORMANCE BY SUBLANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER (OR BY LANDLORD OF ITS DUTIES OR OBLIGATIONS UNDER THE BASE LEASE), AND THAT SUBTENANT WILL CONTINUE TO PAY BASE RENT, ADDITIONAL RENT AND ALL OTHER SUMS PROVIDED FOR HEREIN TO BE PAID BY SUBTENANT WITHOUT ABATEMENT, SET-OFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY SUBLANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER (OR BY LANDLORD OF ITS DUTIES OR OBLIGATIONS UNDER THE BASE LEASE), EXPRESS OR IMPLIED. SUBLANDLORD AND SUBTENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS SUBLEASE AND THAT ALL EXPRESS OR IMPLIED WARRANTIES IN CONNECTION HEREWITH ARE EXPRESSLY DISCLAIMED.

27.(b) **LIMIT OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS SUBLEASE AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR ANY SIMILAR TYPE OF DAMAGES.**

28. Quiet Enjoyment. Provided Subtenant has fully and timely performed all of the terms, covenants, agreements and conditions of this Sublease Agreement, Subtenant shall peaceably and quietly hold and enjoy the Subleased Premises against Sublandlord and all persons claiming by, through or under Sublandlord, for the Sublease Term herein described, subject to the provisions and conditions of this Sublease Agreement and of the Base Lease.

29. Entire Agreement. This Sublease Agreement constitutes the entire agreement between Subtenant and Sublandlord and supersedes all prior agreements (whether written or otherwise) which may exist between the parties with regard to the lease and use of the Subleased Premises by Subtenant.

30. Non-Waiver by Either Party. Failure by either party to complain of any action, non-action or default of the other party shall not constitute a waiver of any aggrieved party's rights hereunder. Waiver by either party of any right for any default of the other party shall not constitute a waiver of any right for either a subsequent default of the same obligation or for any other default, past, present or future.

31. Counterparts. This Sublease Agreement may be executed concurrently in one or more counterparts, including via electronic mail or .pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

32. Consent by Landlord. This Sublease Agreement shall be effective only upon consent hereto by Landlord, or its duly authorized agent, as evidenced by Landlord's execution and delivery of a Lessor's Consent to Sublease substantially in the form attached hereto as Exhibit D.

33. Parking. Sublandlord licenses to Subtenant its right, under the Base Lease, to use, at no cost to Subtenant, up to four (4) unreserved parking spaces per 1,000 square feet of Net Rentable Area comprising the Subleased Premises in the Building's parking garage. Subtenant shall have the right to convert up to twenty percent (20%) of such spaces to reserved parking spaces. If any of such parking spaces are converted to reserved parking spaces, Subtenant agrees to pay any parking charges associated therewith directly to Sublandlord. Such license and the parking of any vehicles by Subtenant and any of its employees in the building's garage shall be subject to and in accordance with the provisions of the Base Lease relating to parking. All unreserved and reserved parking costs shall be abated for the Sublease Term.

34. Access to Building. Upon the Sublease Commencement Date, Sublandlord shall furnish to Subtenant up to two (2) keys per door within the Subleased Premises at no charge and one building access card per employee at the Sublease Commencement Date. Any replacement keys or access cards requested by Subtenant shall be provided at Subtenant's cost which shall be the greater of $5 or Sublandlord's actual cost therefor. All such keys and access cards shall at all times remain the property of Sublandlord. No additional locks shall be allowed on any door of the Subleased Premises without Sublandlord's permission, and Subtenant shall not make or permit to be made any duplicate keys or access cards. Upon termination of this Sublease Agreement, Subtenant shall surrender to Sublandlord all keys to the Subleased Premises, all building access cards and all parking access cards (provide above), and give to Sublandlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Subleased Premises. Sublandlord shall not be liable to Subtenant for losses due to theft, burglary, or for damages done by unauthorized persons on the Subleased Premises as a result of the proper issuance of such keys and access cards.

35. Signage. Subject to the approval of Landlord and Sublandlord, Subtenant shall be permitted, at Subtenant's sole cost and expense, to install its identity signage, logos, and suite number on the entrance doors to the Subleased Premises, provided that such signage and logos conform to the Building standards and the terms of the Base Lease. Subtenant shall also be permitted to utilize the electronic building directory in the main lobby of the Building. At the expiration or earlier termination of the Sublease Term, Subtenant shall, at Subtenant's sole cost and expense, remove any signage it has installed, including the Lobby Signage as defined in Section 37 below, and repair all damage caused by such removal. Sublandlord agrees not to unreasonably block Subtenant from procuring any building signage opportunities with Landlord.

36. Relocation. Intentionally deleted.

37. Lobby Reception Area. Sublandlord agrees to allow Subtenant reasonable access to and reasonable use of Sublandlord's existing reception area located in the Building lobby across from the deli ("Lobby Reception") during the Term. Provided that Sublandlord maintains a presence in the Lobby Reception, Sublandlord agrees to have its personnel check in Subtenant's visitors and notify the appropriate Subtenant contact (which shall be previously provided by Subtenant) during the Term. Subject to Sublandlord and Landlord's prior consent, Sublandlord further agrees to grant Subtenant the right, at Subtenant's sole cost and expense, to place their sign, placard, or logo frosting ("Lobby Signage") either on the Lobby Reception glass or in another mutually acceptable location, as reasonably determined by Sublandlord and approved by Landlord, to serve as pathway signage for Subtenant's visitors to check in, and such Lobby Signage shall be in compliance with Building standards and conform to the terms of the Base Lease. If at any point during the Term Sublandlord determines it will vacate and shut down the Lobby Reception, Sublandlord shall first give thirty (30) days' prior notice to Subtenant of such intent, which notice shall also include, if determined by Sublandlord at their sole discretion, the

termination of Subtenant's rights to Lobby Signage. In the event Subtenant's rights to Lobby Signage are terminated, Subtenant, at its sole cost and expense, shall remove and make any necessary repairs upon the expiration of such thirty (30) day notice period. Sublandlord agrees to meet with Subtenant in order to determine a mutually acceptable plan regarding the reception area going forward. Sublandlord shall have no obligation to provide Subtenant with any staffing or other reception services within the Lobby Reception at any point during the Term.

38. Right of First Refusal. Subtenant shall have a continuous right of first refusal ("ROFR") on the 10th floor in the Building ("ROFR Space"). Sublandlord shall inform Subtenant of the material business terms of a bona fide, fully negotiated third party tenant letter ("Third Party Offer") and Subtenant shall have seven (7) business days from receipt of such information to exercise its ROFR. If the Third Party Offer contains area in addition to the ROFR Space, Subtenant shall be required to lease all such area contained in the Third Party Offer. If Subtenant elects to exercise its ROFR, the area under the Third Party Offer shall become part of the Subleased Premises under all the same terms and conditions as the Third Party Offer and Subtenant and Sublandlord shall execute an amendment to this Sublease reflecting such terms. If Subtenant elects not to exercise its ROFR (or fails to respond within such 7 business day period), Sublandlord shall have a period of nine (9) months to enter into a sublease agreement with such proposed party. Should Sublandlord not enter into a sublease agreement with the proposed party, Sublandlord shall again be required to give Subtenant notice of any future offer after a period of nine (9) months following Subtenant's failure to exercise its ROFR.

[Remainder of page intentionally left blank.]

EXECUTED effective as of the date first above written.

SUBLANDLORD:

FMC TECHNOLOGIES, INC.

By: Sean McBeth
Name: Sean McBeth
Title: Real Estate Senior Manager

SUBTENANT:

ENGLOBAL U.S., INC.

By: RWW
Name: Roger Westerlind
Title: President

[Signature page to Sublease Agreement.]

EXHIBIT A

Base Lease

See Attached.

EXHIBIT B

Subleased Premises



Legend:

- NEW PARTITION
- EXISTING PARTITION
- DEMOLITION

NORTH

N2DESIGN

ENGlobal - SP1R2

Energy Tower III, Level 11
Houston, TX

NOT FOR CONSTRUCTION

April 20, 2021
Scale: 1/16" = 1'-0"

EXHIBIT C

Itemization of FF&E

See Attached.

FURNITURE - IT Inventory - FMC Technip			
CURRENT COUNT			
DESK	48		
OFFICE CHAIR	48		
VISITOR CHAIR	52		
BOOKSHELF	46		
WOOD FILE CABINENT-SMALL	2		
WHITE BOARD	22		
SMART BOARD	6		
CUBE PEDS	52		
CUBE FILE CABINENT	52		
CUBE DESK	52		
CUBE CHAIR	52		
SMALL CONFERENCE TABLE	7		
MEDIUM CONFERENCE TABLE	5		
LARGE CONFERENCE TABLE	2		
CONFERENCE CHAIRS	67		
VIDEO CONFERENCE ROOM	3		
SMALL CREDENZA	4		
LARGE CREDENZA	2		
Offices-48			
Cubes-52			
Conference Rooms-7			
Telepresence Room-1			
File Room 1			

INVENTORY BY OFFICE/CUBE								
CONFERENCE ROOM	TABLE	CHAIRS	IT EQUIPMENT	MISC. ITEMS	NOTES			
11.68	1 Large Conference Table	16 Chairs	2 Screens/Video Conf set up	1 Credenza/2 WB				
11.33	1 Conference Table	5 Chairs	Teams Monitors	White Board/Small Credenza				
11.60	1 Small Conference Table	2 Chairs	Teams Monitor / Video Conf. Equipment	White Board				
11.61	1 Large Conference Table	5 Chairs	Video Conf. Equipment	White Board				
11.10	1 Conference Table	10 Chairs	Smart Board	White Board/Small Credenza				
11.01	1 Small Conference Table	8 Chairs	Smart Board	Small Credenza				
11.45	1 Small Conference Table	5 Chairs		White Board				
OFFICE	DESK	CHAIR	BOOKSHELF	VISITOR CHAIR	SMART BOARD			
11.63	1	1	1	1				
11.65	1	1	1	1				
11.66	1	1	1	1				
11.47	1	1	1	1		**WHITE BOARD**	**Conf. Table/Chairs**	
11.46	1	1	1	2				
11.44	1	1	1	2	1			
11.43	1	1	1	1			1 Table / 3 Chairs	
11.42	1	1		2	1			
11.41	1	1	1	1		1		
11.40	1	1	1	1			1 Table/2 Chairs	
11.39	1	1	1	1		1	1 Table / 3 Chairs	
11.38	1	1	1	2		1		Wood 2 Drawer File Cab.
11.37	1	1	1	1		1		
11.36	1	1				1		
11.35	1	1	1	1			1 Table / 3 Chairs	
11.34	1	1	1	1		1		
11.32	1	1	1	1				
11.31	1	1	1	1		1		
11.30	1	1	1	1		1		
11.29	1	1	1		1	1		
11.28	1	1	1	2			1 Table / 3 Chairs	
11.27	1	1	1	1		1		
11.26	1	1	1	1		1		
11.25	1	1	1	1		1		1 Metal File Cabinet
11.24	1	1	1	2				
11.23	1	1	1	1				
11.22	1	1	1	1				
11.21	1	1	1	1		1		
11.20	1	1	1	1		1		
11.19	1	1	1	1		1		1 Small File Cabinet
11.57	1	1	1	1				
11.56	1	1	1	1				
11.55	1	1	1	1				1 Small File Cabinet
11.54	1	1	1	1				
11.53	1	1	1	1				
11.52	1	1	1	1				1 Small File Cabinet
11.51	1	1	1	1		1		
11.50	1	1	1	1		1		
11.12	1	1	1	1		2		
11.11	1	1	1	1		1		
11.09	1	1	1	1				
11.08	1	1	1	1				
11.07	1	1	1	1				

11.06	1	1	1	1		1		
11.05	1	1	1	2		1		1 Wood 2 Drawer File Cab.
11.04	1	1	1	1				
11.03	1	1	1	1				
11.02	1	1	1	1				
CUBES	**DESK**	**CHAIR**	**CABINET**	**PED**				
11.62-01	0	0	0	0	No cube this space			
11.62-02	1	1	1	1				
11.62-03	1	1	1	1				
11.62-04	1	1	1	1				
11.62-05	1	1	1	1				
11.62-06	1	1	1	1				
11.62-07	1	1	1	1				
11.62-08	1	1	1	1				
11.62-09	1	1	1	1				
11.62-10	1	1	1	1				
11.62-11	1	1	1	1				
11.62-12	1	1	1	1				
11.62-13	1	1	1	1				
11.62-14	1	1	1	1				
11.62-15	1	1	1	1				
11.62-16	1	1	1	1				
11.14-01	1	1	1	1				
11.14-02	1	1	1	1				
11.14-03	1	1	1	1				
11.14-04	1	1	1	1				
11.14-05	1	1	1	1				
11.14-06	1	1	1	1				
11.15-01	1	1	1	1				
11.15-02	1	1	1	1				
11.15-03	1	1	1	1				
11.15-04	1	1	1	1				
11.15-05	1	1	1	1				
11.15-06	1	1	1	1				
11.16-01	1	1	1	1				
11.16-02	1	1	1	1				
11.16-03	1	1	1	1				
11.16-04	1	1	1	1				
11.16-05	1	1	1	1				
11.16-06	1	1	1	1				
11.17-01	1	1	1	1				
11.17-02	1	1	1	1				
11.17-03	1	1	1	1				
11.17-04	1	1	1	1				
11.17-05	1	1	1	1				
11.17-06	1	1	1	1				
11.18-01	1	1	1	1				
11.18-02	1	1	1	1				
11.18-03	1	1	1	1				

11.18-04	1	1	1	1				
11.18-05	1	1	1	1				
11.18-06	1	1	1	1				
11.48-01	1	1	1	1				
11.48-02	1	1	1	1				
11.48-03	1	1	1	1				
11.49-01	1	1	1	1				
11.49-02	1	1	1	1				
11.49-03	1	1	1	1				
11.49-04	1	1	1	1				

EXHIBIT D

Form of Lessor's Consent to Sublease

See Attached.